Exhibit 10.15

EXECUTION VERSION

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of June 18, 2025 by and between Tailored Brands, Inc., a Delaware corporation (the “Company”), and John Tighe (the “Executive”). This Agreement shall become effective as of August 5, 2025 (the “Effective Date”), subject to Executive’s continued employment with the Company through the Effective Date.

WHEREAS, as of the Effective Date, the Company desires to employ the Executive as Chief Executive Officer of the Company and the Executive wishes to accept such employment.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and intending to be legally bound hereby, the Company and the Executive agree as follows:

1. Position and Duties.

(a) Commencing on the Effective Date, the Executive will be employed by the Company on a full-time basis as its Chief Executive Officer until the Executive’s employment is terminated under Section 4. In addition, the Executive may serve from time to time, if requested, as a director or officer of other entities within the Company Group (as defined below in Section 7), without further compensation.

(b) The Executive agrees to perform the duties of his position and such other duties as may reasonably be assigned to the Executive from time to time by the Company’s Board of Directors (the “Board”). The Executive further agrees that, while employed by the Company, he will devote his full business time and his best efforts, business judgment, skill and knowledge exclusively to the advancement of the business interests of the Company Group and to the discharge of his duties and responsibilities for them.

(c) The Executive agrees that, while employed by the Company, he will comply with all Company policies, practices and procedures and all codes of ethics or business conduct applicable to his position, as in effect from time to time.

(d) The Executive will provide his employment services based in the Company offices in New York, New York.

2. Compensation and Benefits. During the Executive’s employment upon and following the Effective Date, as compensation for all services performed by the Executive for the Company Group, the Company will provide the Executive the following compensation and benefits:

(a) Base Salary. The Company will pay the Executive a base salary at the rate of $1,000,000 per year, payable in accordance with the regular payroll practices of the Company and subject to adjustment from time to time by the Board, in its discretion (as may be adjusted upward, from time to time, the “Base Salary”).

(b) Bonus Compensation. For each fiscal year completed during the Executive’s employment under this Agreement, the Executive will be eligible to earn an annual cash bonus (each, an “Annual Bonus”). The Executive’s target Annual Bonus will be 100% of the Base Salary (the “Target Annual Bonus Opportunity”), with the actual amount of any such Annual Bonus to be determined by the Board in its discretion, based on the Executive’s performance and the Company’s performance against goals established by the Board (or a committee thereof). In order to receive any Annual Bonus hereunder, the Executive must be employed through the date that such Annual Bonus is paid, subject to Section 5(b).

(c) Participation in Employee Benefit Plans. The Executive will be entitled to participate in all employee benefit plans from time to time in effect for employees of the Company generally, except to the extent such plans are duplicative of benefits otherwise provided to the Executive under this Agreement (e.g., a severance pay plan). The Executive’s participation will be subject to the terms of the applicable plan documents and generally applicable Company policies, as the same may be in effect from time to time, and any other restrictions or limitations imposed by law.

(d) Paid Time Off. The Executive will be entitled to earn and use paid time off in accordance with the policies of the Company, as in effect from time to time. Paid time off may be taken at such times and intervals as the Executive shall determine, so long as done in a way to minimize the impact on the operations of the Company.

(e) Business Expenses. The Company will pay or reimburse the Executive for all reasonable and documented business expenses incurred or paid by the Executive in the performance of his duties and responsibilities for the Company, subject to any maximum annual limit and other restrictions on such expenses set by the Company and to such reasonable substantiation and documentation as may be specified by the Company from time to time.

3. Restrictive Covenants. As a condition of the Executive’s employment hereunder, the Executive acknowledges and agrees that he shall be bound by the restrictive covenants and other provisions set forth on Exhibit A hereto.

4. Termination of Employment. The Executive’s employment under this Agreement shall continue until terminated pursuant to this Section 4.

(a) By the Company For Cause. The Company may terminate the Executive’s employment for Cause, provided that the Company provides notice to the Executive setting forth in reasonable detail the nature of the Cause and allows the Executive a reasonable opportunity (no less than 7 days) to respond to the notice (during which period the Executive may be placed on paid leave). For purposes of this Agreement, “Cause” shall mean the occurrence of any of the following, as determined by the Board in its reasonable, good faith judgment: (i) the Executive’s material failure or refusal to perform (other than by reason of disability) the Executive’s duties and responsibilities to the Company or any other member of the Company Group (which are not unlawful to perform) following a written warning that if such failure or refusal continues it will be deemed a basis for dismissal; (ii) the Executive’s material breach of this Agreement or any other material agreement between the Executive and the Company or any other member of the Company Group (including Exhibit A hereto); (iii) the Executive’s commission of, or plea of nolo contendere to, a felony or other crime involving moral turpitude; (iv) the Executive’s material violation of any material policy of the Company or any other member of the Company Group; (v) engagement in willful misconduct in connection with the Executive’s employment, (vi) fraud, embezzlement, or misuse of funds or property belonging to the Company Group; (vii) an act of intentional dishonesty that involves personal profit; or (viii) any willful violation of any law regarding discrimination or sexual harassment/misconduct or any willful act which subjects the Company or the Company Group to payment or settlement of any claim on the basis of sex, age, race or other discrimination or harassment/sexual misconduct. For the avoidance of doubt, the Company’s financial or operational performance, alone, shall not be the basis for a termination for Cause.

(b) By the Company Without Cause. The Company may terminate the Executive’s employment at any time other than for Cause upon notice to the Executive.

(c) By the Executive for Good Reason. The Executive may terminate his employment for Good Reason, provided that (i) the Executive provides written notice to the Company, setting forth in reasonable detail the nature of the condition giving rise to Good Reason, within thirty (30) days of the initial existence of such condition, (ii) the condition remains uncured by the Company for a period of thirty (30) days following such notice and (iii) the Executive terminates his employment, if at all, not later than thirty (30) days after the expiration of such cure period. For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following without the Executive’s consent: (A) a material diminution in the Executive’s title, duties and responsibilities, (B) a reduction in the Executive’s Base Salary or Target Annual Bonus Opportunity (other than, in each case, a reduction that applies across the board to similarly situated members of the Company’s senior management team), (C) the Company’s material breach of a material provision of this Agreement; or (D) a relocation of the Executive’s principal office to a location other than New York, New York.

(d) By the Executive Without Good Reason. The Executive may terminate his employment without Good Reason at any time upon one-hundred eighty (180) days’ notice to the Company. The Board may elect to waive such notice period or any portion thereof without payment.

(e) Death and Disability. The Executive’s employment hereunder shall automatically terminate in the event of the Executive’s death during employment. The Company may terminate the Executive’s employment, upon notice to the Executive, in the event that the Executive becomes disabled during his employment hereunder through any illness, injury, accident or condition of either a physical or psychological nature and, as a result, is unable to perform substantially all of his duties and responsibilities hereunder (notwithstanding the provision of any reasonable accommodation) for a period of ninety (90) days during any period of three hundred sixty-five (365) consecutive days. If any question shall arise as to whether the Executive is disabled to the extent that he is unable to perform substantially all of his duties and responsibilities for the Company Group, the Executive shall, at the Company’s request, submit to a medical examination by a physician selected by the Company to whom the Executive or the Executive’s guardian, if any, has no reasonable objection to determine whether the Executive is so disabled, and such determination shall for purposes of this Agreement be conclusive of the issue. If such a question arises and the Executive fails to submit to the requested medical examination, the Company’s good faith, reasonable determination of the issue shall be binding on the Executive.

5. Other Matters Related to Termination.

(a) Final Compensation. In the event of termination of the Executive’s employment with the Company, howsoever occurring, the Company shall pay the Executive (i) the Base Salary for the final payroll period of his employment, through the date his employment terminates; and (ii) reimbursement, in accordance with Section 2(e) hereof, for business expenses incurred by the Executive but not yet paid to the Executive as of the date his employment terminates, provided that the Executive submits all expenses and supporting documentation required within sixty (60) days of the date his employment terminates, and provided further that such expenses are reimbursable under Company policies then in effect (collectively, the “Final Compensation”). Except as otherwise provided in Section 5(a)(iii), Final Compensation will be paid to the Executive within thirty (30) days following the date of termination or such shorter period required by law. Except as provided in Section 5(b) below, no other severance payments or benefits will be provided to Executive upon termination of employment.

(b) Mitigation or Offset. None of the payments or benefits provided to the Executive under this Agreement shall be subject to offset and the Executive shall have no duty or obligation to mitigate the amounts of any payments or benefits due to him under this Agreement.

(c) Severance Payments. In the event of any termination of the Executive’s employment without Cause pursuant to Section 4(b), the Executive’s resignation for Good Reason pursuant to Section 4(c) or any termination of the Executive’s employment by reason of death or disability pursuant to Section 4(e), the Company will pay the Executive, in addition to the Final Compensation, the following payments (collectively, the “Severance Payments”):

(i) Solely in the event of a termination pursuant to Section 4(b) or Section 4(c), Base Salary for a period of twelve (12) months following the date of termination;

(ii) Any unpaid Annual Bonus in respect of any completed fiscal year that has ended prior to the date of such termination based on actual performance, which amount shall be paid at such time annual bonuses are paid to senior executives of the Company, but in no event later than the date that is two and one-half (2 1/2) months following the last day of the fiscal year in which such termination occurs; and

(iii) Solely in the event of a termination pursuant to Section 4(e), subject to Executive’s continued compliance with the restrictive covenants and other provisions set forth on Exhibit A hereto, a pro-rata portion of the Annual Bonus payable for the fiscal year in which such termination occurs, based on actual performance and a fraction, the numerator of which is the number of days during such fiscal year up to and including the date of termination of the Executive’s employment and the denominator of which is the number of days in such fiscal year, which amount shall be paid at such time annual bonuses are paid to senior executives of the Company for such fiscal year, but in no event later than the date that is two and one-half (2 1/2) months following the last day of the fiscal year in which such termination occurs.

(d) Conditions To And Timing Of Severance Payments. Any obligation of the Company to provide the Executive the Severance Payments is conditioned on his (or his estate’s, survivors’ or beneficiaries’ (as the case may be)) execution, delivery to the Company, and non-revocation of a timely and effective release of claims, substantially in the form attached hereto as Exhibit B (the “Release”). The Release must become effective, if at all, by the sixtieth (60th) calendar day following the date the Executive’s employment terminates. Except as otherwise set forth in Sections 5(b)(ii) and 5(b)(iii) above, any Severance Payments to which the Executive is entitled will be payable in the form of salary continuation over the severance period in accordance with the normal payroll practices of the Company. The first such payment will be made on the Company’s next regular payday following the expiration of sixty (60) calendar days from the date that the Executive’s employment terminates, but will be retroactive to the day following such date of termination.

(e) Benefits Termination. Except for any right the Executive may have under the federal law known as “COBRA” or other applicable law to continued participation in the Company’s group health and dental plans at his cost, the Executive’s participation in all employee benefit plans shall terminate in accordance with the terms of the applicable benefit plans based on the date of termination of his employment, without regard to any continuation of the Base Salary or other payment to the Executive following termination of his employment, and the Executive shall not be eligible to earn vacation or other paid time off following the termination of his employment.

(f) Survival. Provisions of this Agreement shall survive any termination of employment if so provided in this Agreement or if necessary or desirable to accomplish the purposes of other surviving provisions, including, without limitation, the Executive’s obligations under Section 3 of this Agreement. The obligation of the Company to make payments to the Executive under Section 5(b), and the Executive’s right to retain the same, are expressly conditioned upon his continued full performance of his obligations under Section 3 of this Agreement. Upon termination by either the Executive or the Company, all rights, duties and obligations of the Executive and the Company to each other shall cease, except as otherwise expressly provided in this Agreement.

6. Timing of Payments and Section 409A.

(a) Notwithstanding anything to the contrary in this Agreement, if at the time the Executive’s employment terminates, the Executive is a “specified employee,” as defined below, any and all amounts payable under this Agreement on account of such separation from service that would (but for this provision) be payable within six (6) months following the date of termination, shall instead be paid on the next business day following the expiration of such six (6)-month period or, if earlier, upon the Executive’s death; except (A) to the extent of amounts that do not constitute a deferral of compensation within the meaning of Treasury regulation Section 1.409A-1(b) (including without limitation by reason of the safe harbor set forth in Section 1.409A-1(b)(9)(iii), as determined by the Company in its reasonable good faith discretion); (B) benefits which qualify as excepted welfare benefits pursuant to Treasury regulation Section 1.409A-1(a)(5); or (C) other amounts or benefits that are not subject to the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”).

(b) For purposes of this Agreement, all references to “termination of employment” and correlative phrases shall be construed to require a “separation from service” (as defined in Section 1.409A-1(h) of the Treasury regulations after giving effect to the presumptions contained therein), and the term “specified employee” means an individual determined by the Company to be a specified employee under Treasury regulation Section 1.409A-1(i).

(c) Each payment made under this Agreement shall be treated as a separate payment and the right to a series of installment payments under this Agreement is to be treated as a right to a series of separate payments.

(d) The Executive’s right to payment or reimbursement for business expenses hereunder shall be subject to the following additional rules: (i) the amount of expenses eligible for payment or reimbursement during any calendar year shall not affect the expenses eligible for payment or reimbursement in any other calendar year, (ii) payment or reimbursement shall be made not later than December 31 of the calendar year following the calendar year in which the expense or payment was incurred and (iii) the right to payment or reimbursement shall not be subject to liquidation or exchange for any other benefit.

(e) In no event shall the Company have any liability relating to the failure or alleged failure of any payment or benefit under this Agreement to comply with, or be exempt from, the requirements of Section 409A.

7. Definitions. For purposes of this Agreement, the following definitions apply:

“Company Group” means, collectively, the Company and its subsidiaries and affiliates.

“Person” means an individual, a corporation, a limited liability company, an association, a partnership, an estate, a trust or any other entity or organization, other than the Company or any other member of the Company Group.

8. Indemnification and Advancement of Fees. To the fullest extent permitted by Delaware law, the Company shall defend, indemnify, and hold harmless the Executive from and against any claims, costs, expenses, damages, suits and/or liabilities (including attorneys’ fees and costs incurred in defending any action), caused by, relating to, arising out of, resulting from, or occurring in connection with any action taken by the Executive in good faith and in the best interests of the Company in connection with his service as an officer of the Company, except for malicious or unlawful conduct. The Company shall reimburse all reasonable expenses actually and necessarily incurred, subject only to reimbursement by the Executive when and if the actions causing the loss are adjudicated to have been undertaken with knowledge that they were contrary to the best interests of the Company, or to have been malicious or unlawful.

9. Representations of the Executive. The Executive hereby represents and warrants that his signing of this Agreement and the performance of his obligations under it will not breach or be in conflict with any other agreement to which the Executive is a party or is bound, and that the Executive is not now subject to any covenants against competition or similar covenants or any court order that could affect the performance of his obligations under this Agreement. The Executive agrees that the Executive will not disclose to or use on behalf of the Company any confidential or proprietary information of a third party without that party’s consent.

10. Withholding. All payments made by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company to the extent required by applicable law.

11. Assignment. Neither the Executive nor the Company may make any assignment of this Agreement or any interest in it, by operation of law or otherwise, without the prior written consent of the other; provided, however, the Company may assign each of its rights and obligations under this Agreement without the Executive’s consent to one other member of the Company Group or to any Person with whom the Company shall hereafter effect a reorganization, consolidate or merge, or to whom the Company shall hereafter transfer all or substantially all of its properties or assets. This Agreement shall inure to the benefit of and be binding upon the Executive and the Company, and each of their respective successors, executors, administrators, heirs and permitted assigns.

12. Severability. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

13. Miscellaneous. This Agreement sets forth the entire agreement between the Executive and the Company, and replaces all prior and contemporaneous communications, agreements and understandings, written or oral, with respect to the terms and conditions of the Executive’s employment. This Agreement may not be modified or amended, and no breach shall be deemed to be waived, unless agreed to in writing by the Executive and the Company. The headings and captions in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument. This is a State of New York contract and shall be governed and construed in accordance with the laws of the State of New York, without regard to any conflict of laws principles that would result in the application of the laws of any other jurisdiction.

14. Notices. Any notices provided for in this Agreement shall be in writing and shall be effective when delivered in person or deposited in the United States mail, postage prepaid, and addressed to the Executive at his last known address on the books of the Company or, in the case of the Company, to it at its principal place of business, attention of the Chairman of the Board, or to such other address as any party may specify by notice to the other parties actually received.

*    *    *    *    *

IN WITNESS WHEREOF, this Agreement has been executed by the Company, by its duly authorized representative, and by the Executive, as of the date first above written.

THE EXECUTIVE:	THE COMPANY:

/s/ John Tighe	By:	/s/ Peter Sachse
John Tighe	Name:	Peter Sachse
	Title:	Chief Executive Officer

[Signature Page to Employment Agreement]

EXHIBIT A

RESTRICTIVE COVENANTS

Section 1. Acknowledgements. The Executive acknowledges and recognizes the highly competitive nature of the Company’s business, that access to Confidential Information (as defined herein) renders the Executive special and unique within the industry of the Company and its subsidiaries and affiliates (collectively, the “Company Group”), and that the Executive will have the opportunity to develop substantial relationships with existing and prospective clients, accounts, customers, consultants, contractors, investors, strategic partners and employees of the Company Group during the course of and as a result of the Executive’s employment with the Company. In light of the foregoing, as a condition of the Executive’s continued employment, and in consideration thereof as well as the Executive’s receipt of Confidential Information, and other good and valuable consideration, the receipt and sufficiency of which the Executive hereby acknowledges, the Executive agrees to the covenants contained in this Exhibit A. The Executive further recognizes and acknowledges that the restrictions and limitations set forth in this Exhibit A are reasonable and valid in geographical and temporal scope and in all other respects and are essential to protect the value of the business and assets of the Company Group.

Section 2. Confidentiality.

(a) The Executive acknowledges the Executive will have access to and close contact with confidential and proprietary information of the Company Group, including trade secrets. In recognition of the foregoing, the Executive agrees, at all times during the Executive’s employment and thereafter, to hold in confidence, and not to use, except for the benefit of the Company Group, or to disclose to any person without written authorization of the Company, any Confidential Information.

(b) “Confidential Information” means information that the Company Group has or will develop, acquire, create, compile, discover, or own, that has value in or to the business of the Company Group that is not generally known and that the Company wishes to maintain as confidential. Confidential Information includes any and all non-public information that relates to the actual or anticipated business and/or products, research, or development of the Company Group, or to the Company Group’s technical data, trade secrets, or know-how, including but not limited to non-public contact information, performance and/or compensation levels of employees (other than to the extent employers are restricted by law from prohibiting disclosure), costs and methods of doing business, systems, processes, computer hardware and software, compilations of information, third-party IT service providers, and other Company Group vendors, records, sales reports, sales procedures, financial information, customer requirements, pricing techniques, customer lists, price lists, information about past, present, pending and/or planned Company Group transactions, information regarding the Company Group’s operations, product lines, operational processes, strategic planning, marketing plans, sales forecasts, suppliers, and other confidential and proprietary information that is or are owned by the Company, its subsidiaries, and/or its affiliates. Notwithstanding the foregoing, Confidential Information shall not include any of the foregoing items that have become publicly and widely known through no unauthorized disclosure by the Executive or others who were under confidentiality obligations as to the item or items involved.

Section 3. Assignment of Intellectual Property.

(a) The Executive agrees that the Executive will, without additional compensation, promptly make full written disclosure to the Company Group, and will hold in trust for the sole right and benefit of the Company Group all developments, original works of authorship, inventions, concepts, know-how, improvements, trade secrets, and similar proprietary rights, whether or not patentable or registrable under copyright or similar laws, which the Executive may (or have previously) solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during the Executive’s employment relating to the business of the Company Group, whether or not during regular working hours, provided they either (i) relate at the time of conception or reduction to practice of the invention to the business of any member of the Company Group, or actual or demonstrably anticipated research or development of any member of the Company Group; (ii) result from or relate to any work performed for any member of the Company Group; or (iii) are developed through the use of equipment, supplies, or facilities of any member of the Company Group, or any Confidential Information, or in consultation with personnel of any member of the Company Group (collectively referred to as “Developments”). The Executive further acknowledges that all Developments made by the Executive (solely or jointly with others) within the scope of and during the Executive’s employment are “works made for hire” (to the greatest extent permitted by applicable law) for which the Executive is, in part, compensated by the Executive’s base salary, director fees and/or consulting fees, as applicable, unless regulated otherwise by law, but that, in the event any such Development is deemed not to be a work made for hire, the Executive hereby assigns to the Company, or its designee, all the Executive’s right, title, and interest throughout the world in and to any such Development.

(b) The Executive agrees to assist the Company Group, or its designee, at the Company Group’s expense, in every way to secure the rights of the Company Group in the Developments and any copyrights, patents, trademarks, service marks, database rights, domain names, mask work rights, moral rights, and other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company Group of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments, recordations, and all other instruments that the Company Group shall deem necessary in order to apply for, obtain, maintain, and transfer such rights and in order to assign and convey to the Company Group the sole and exclusive right, title, and interest in and to such Developments, and any intellectual property and other proprietary rights relating thereto. The Executive further agrees that the Executive’s obligation to execute or cause to be executed, when it is in the Executive’s power to do so, any such instrument or papers shall continue after the termination of the Executive’s employment until the expiration of the last such intellectual property right to expire in any country of the world; provided, however, the Company Group shall reimburse the Executive for the Executive’s reasonable expenses incurred in connection with carrying out the foregoing obligation. If the Company Group is unable because of the Executive’s mental or physical incapacity or unavailability for any other reason to secure the Executive’s signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering Developments or original works of authorship assigned to the Company Group as above, then the Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as the Executive’s agent and attorney in fact to act for and in the Executive’s behalf and stead to execute and file any such applications or records and to do all other lawfully permitted acts to further the application for, prosecution, issuance, maintenance, and transfer of letters patent or registrations thereon with the same legal force and effect as if originally executed by the Executive. The Executive hereby waives and irrevocably quitclaims to the Company Group any and all claims, of any nature whatsoever, that the Executive now or hereafter have for past, present, or future infringement of any and all proprietary rights assigned to the Company Group.

Section 4. Non-Competition. During the Executive’s employment and for one year after the termination of the Executive’s employment (the “Restricted Period”), the Executive will not, directly or indirectly, own, manage, operate or control, or become engaged or serve as a shareholder, bondholder, creditor, officer, director, manager, partner, member, employee, agent, consultant, advisor, contractor, or representative of, or give financial, technical or other assistance to, otherwise invest or have a financial interest in, or in exchange for compensation otherwise associate with any Person that performs the Business within the geographical area that the Business is conducted as of the Executive’s termination date, or in which the Company Group as of the Executive’s termination date has plans to conduct the Business within the next 12 months (including any states into which the Business expands its operations during the Restricted Period). Notwithstanding the foregoing, the provisions and restrictions set forth in this Section 4 shall not be deemed violated by Executive (i) owning, directly or indirectly, solely as a passive investment, no more than 1% of any class of securities of a publicly held company that engages in activities similar to the Business if Executive is not, directly or indirectly, a controlling Person of, or a member of a group which controls, such company; or (ii) commencing employment with, or providing services to a subsidiary, division or unit of any company or entity that has a diversified business so long as Executive does not perform services for the portion of such diversified business that engages in the Business.

For purposes of this Agreement, the following definitions apply:

“Business” means the sale of apparel (including formalwear), accessories or shoes at retail with at least $200 million in annual revenue and the rental of apparel (including formalwear), accessories or shoes at retail with at least $25 million in annual revenue, in each case, including design and sourcing related thereto.

“Person” means any natural person, corporation, limited partnership, general partnership, limited liability company, joint stock company, joint venture, association, company, estate, trust, bank trust company, land trust, business trust, or other organization, whether or not a legal entity.

Section 5. Non-Solicitation. During the Restricted Period, the Executive shall not, without the Company’s prior written consent, directly or indirectly, (i) solicit or recruit or attempt to solicit or recruit, any Person who is or was at any time during the 12 months preceding such solicitation or recruitment an employee of the Company Group, for employment or any other service relationship, or otherwise encourage any employee of the Company Group to terminate their employment with the Company Group or (ii) solicit or induce, or attempt to solicit or induce, any Person that is a customer, supplier or other business relation of the Company Group to cease doing business with the Company Group, or in any way interfere with the relationship between any such customer, supplier or business relation, on the one hand, and the Company Group, on the other hand.

Section 6. Non-disparagement. During the Executive’s employment and thereafter, the Executive will not make any false, disparaging, or derogatory comments about the Company Group, their business activities, services or products, or any their respective current or former directors, officers, employees, shareholders, partners, members, agents or representatives in their capacity as such, verbally or in writing (electronically or otherwise, including by posting on social media or the internet).

Section 7. Return of Documents. In the event of the Executive’s termination of employment for any reason, or at any earlier time if requested by the Company, the Executive shall return to the Company all Company Group property (including, without limitation, any and all computers, phones, identification cards, card key passes, fobs, corporate credit cards, corporate phone cards, corporate motor vehicles, files, memoranda, keys and software) and all copies of any confidential information of the Company Group in the Executive’s possession, custody, or control, including all copies of any analyses, compilations, studies or other documents in the Executive’s possession, custody, or control that contain any such confidential information, and the Executive shall not retain any duplicates or reproductions of such items or information (in each case, whether in hardcopy, electronic, digital, or cloud-based).

Section 8. Independence; Severability; Blue Pencil. Each of the rights enumerated in this Exhibit A shall be independent of the others and shall be in addition to and not in lieu of any other rights and remedies available to the Company Group at law or in equity. If any of the provisions of this Exhibit A or any part of any of them is hereafter construed or adjudicated to be invalid or unenforceable, the same shall not affect the remainder of this Exhibit A, which shall be given full effect without regard to the invalid portions. If any of the covenants contained herein are held to be invalid or unenforceable because of the duration of such provisions or the area or scope covered thereby, each of the Company and the Executive agree that their intent is for the court making such determination to reduce or otherwise modify or reform the duration, scope, and/or area of such provision to the maximum and/or broadest duration, scope, and/or area permissible by law, and in its reduced, modified or reformed form said provision shall then be enforceable.

Section 9. Protected Activities. Notwithstanding anything herein to the contrary, nothing in this Exhibit A shall prohibit or impede the Executive from communicating, cooperating or filing a complaint with any U.S. federal, state or local governmental or law enforcement branch, agency or entity (collectively, a “Governmental Entity”) with respect to possible violations of any U.S. federal, state or local law or regulation, or otherwise making disclosures to any Governmental Entity, in each case, that are protected under the whistleblower provisions of any such law or regulation, provided that in each case such communications and disclosures are consistent with applicable law. An individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (a) in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (b) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal; and does not disclose the trade secret, except pursuant to court order. Notwithstanding the foregoing, under no circumstance will the Executive be authorized to disclose any information covered by attorney-client privilege or attorney work product of any member of the Company Group without prior written consent of the Company Group. The Executive does not need the prior authorization of (or to give notice to) any member of the Company Group regarding any communication, disclosure, or activity permitted by this paragraph.

Section 10. Injunctive Relief. The Executive expressly acknowledges that any breach or threatened breach of any of the terms and/or conditions set forth in this Exhibit A may result in substantial, continuing, and irreparable injury to the members of the Company Group. Therefore, the Executive hereby agrees that, in addition to any other remedy that may be available to the Company, any member of the Company Group shall be entitled to seek injunctive relief, specific performance, or other equitable relief by a court of appropriate jurisdiction in the event of any breach or threatened breach of the terms of this Exhibit A. Notwithstanding any other provision to the contrary, the Executive acknowledges and agrees that the Restricted Period shall be tolled during any period of violation and during any other period required for litigation during which the Company or any other member of the Company Group seeks to enforce the non-solicitation covenant against the Executive if it is ultimately determined that the Executive was in breach of such covenant.

Section 11. Section Headings. The headings of the sections and subsections of this Exhibit A are inserted for convenience only and shall not be deemed to constitute a part thereof or affect the meaning or interpretation of this Exhibit A or of any term or provision hereof.

Section 12. Third-Party Beneficiaries. The terms and conditions of this Exhibit A shall apply for the benefit of the Company and/or any other member of the Company Group, if applicable, and each member of the Company Group is an intended third-party beneficiary of this Exhibit A.

Section 13. Successors and Assigns. This Exhibit A will be binding upon the Executive’s heirs, executors, administrators, and other legal representatives and will be for the benefit of the Company, its successors, and its assigns. The Executive expressly acknowledges and agrees that this Exhibit A may be assigned by the Company without the Executive’s consent to any other member of the Company Group as well as any purchaser of all or substantially all of the assets or stock of the Company, whether by purchase, merger, or other similar corporate transaction.

EXHIBIT B

RELEASE AND WAIVER OF CLAIMS

This Release and Waiver of Claims (this “Release”) is entered into and delivered to Tailored Brands, Inc. (the “Company”) as of this ___ day of ________, 20__, by John Tighe (“Executive”). Executive agrees as follows:

1. The employment relationship between Executive and the Company and its subsidiaries and affiliates, as applicable, terminated on the ___ day of ________, 20__ (the “Termination Date”) pursuant to Section 4[(b)]/[(c)] of the Employment Agreement between the Company and Executive dated June 18, 2025 (the “Employment Agreement”).

2. In consideration of the Company’s payment/provision of the Severance Payments (as defined in the Employment Agreement) and this Release, the sufficiency of which Executive hereby acknowledges, Executive, on behalf of Executive and Executive’s agents, representatives, attorneys, administrators, heirs, executors and assigns (collectively, the “Employee Releasing Parties”), hereby releases and forever discharges the Company Released Parties (as defined below), from all claims, charges, causes of action, obligations, expenses, damages of any kind (including attorney’s fees and costs actually incurred) or demands, in law or in equity, whether known or unknown, which may have existed or which may now exist from the beginning of time to the date of this Release, arising from or relating to Executive’s employment or termination from employment with the Company or otherwise, including a release of any rights or claims Executive may have under Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended (the “ADEA”); the Older Workers Benefit Protection Act; the Americans with Disabilities Act of 1990; the Rehabilitation Act of 1973; the Family and Medical Leave Act of 1993; Section 1981 of the Civil Rights Act of 1866; Section 1985(3) of the Civil Rights Act of 1871; the Employee Retirement Income Security Act of 1974; the Fair Labor Standards Act; any other federal, state or local laws against discrimination; or any other federal, state, or local statute, regulation or common law relating to employment, wages, hours, or any other terms and conditions of employment. This includes a release by Executive of any and all claims or rights arising under contract (whether written or oral, express or implied), covenant, public policy, tort or otherwise. For purposes hereof, the “Company Released Parties” shall mean the Company and any of its past or present employees, agents, insurers, attorneys, administrators, officials, directors, shareholders, divisions, parents, members, subsidiaries, affiliates, predecessors, successors, employee benefit plans, and the sponsors, fiduciaries, or administrators of the Company’s employee benefit plans, and including, for the avoidance of doubt, any holder of 10% or more of the beneficial ownership of the Company.

3. Executive acknowledges that Executive is waiving and releasing rights that Executive may have under the ADEA and other federal, state and local statutes contract and the common law and that this Release is knowing and voluntary. Executive and the Company agree that this Release does not apply to any rights or claims that may arise after the date of execution by Executive of this Release. Executive acknowledges that the consideration given for this Release is in addition to anything of value to which Executive is already entitled. Executive further acknowledges that Executive has been advised by this writing that: (i) Executive should consult with an attorney prior to executing this Release; (ii) Executive has up to 21 days within which to consider this Release, although Executive may, at Executive’s discretion, sign and return this Release at an earlier time, in which case Executive waives all rights to the balance of this 21-day review period; and (iii) for a period of seven days following the execution of this Release in duplicate originals, Executive may revoke this Release in writing delivered to the Board of Directors of the Company, and this Release shall not become effective or enforceable until the revocation period has expired.

B-1

4. This Release does not release the Company Released Parties from (i) any obligations due to Executive under Section 5 of the Employment Agreement, (ii) any rights Executive has to indemnification by the Company and to directors and officers liability insurance coverage, (iii) any vested rights Executive has under the Company’s employee pension benefit and group healthcare benefit plans as a result of Executive’s actual service with the Company, (iv) any fully vested and nonforfeitable rights of Executive as an equityholder or member of the Company or its affiliates, (v) any rights of Executive pursuant to any equity or incentive award agreement with the Company, or (vi) any rights which cannot be waived by an employee under applicable law.

5. This Release is not an admission by the Company Released Parties or the Employee Releasing Parties of any wrongdoing, liability or violation of law.

6. Executive represents and warrants that Executive has not filed any action, complaint, charge, grievance, arbitration or similar proceeding against the Company Released Parties.

7. Executive waives any right to reinstatement or future employment with the Company following Executive’s separation from the Company on the Termination Date.

8. Executive shall continue to be bound by the restrictive covenants contained in the Exhibit A to the Employment Agreement.

9. This Release shall be governed by and construed in accordance with the laws of the State of New York, without reference to the principles of conflict of laws.

10. This Release represents the complete agreement between Executive and the Company concerning the subject matter in this Release and supersedes all prior agreements or understandings, written or oral. This Release may not be amended or modified otherwise than by a written agreement executed by Executive and the Company or their respective successors and legal representatives.

11. Each of the sections contained in this Release shall be enforceable independently of every other section in this Release, and the invalidity or unenforceability of any section shall not invalidate or render unenforceable any other section contained in this Release.

Executive acknowledges that Executive has carefully read and understands this Release, that Executive has the right to consult an attorney with respect to its provisions and that this Release has been entered into knowingly and voluntarily. Executive acknowledges that no representation, statement, promise, inducement, threat or suggestion has been made by any of the Company Released Parties to influence Executive to sign this Release except such statements as are expressly set forth herein or in the Employment Agreement.

Executive has executed this Release as of the day and year first written above.

EXECUTIVE

John Tighe

B-2